UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2021

EXLSERVICE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33089	82-0572194
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

320 Park Avenue, 29th Floor, New York, New York	10022
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (212) 277-7100

NOT APPLICABLE

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

☐	Emerging growth company

☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	EXLS	NASDAQ

Item 1.02.	Termination of a Material Definitive Agreement.

On August 27, 2021, ExlService Holdings, Inc. (the “Company”) entered into a Payoff and Termination Agreement (the “Payoff and Termination Agreement”) with Orogen Echo LLC (“Orogen”), an affiliate of The Orogen Group, pursuant to which the parties thereto agreed to (i) a negotiated private exchange and prepayment of the Company’s $150,000,000 aggregate principal amount of 3.50% Convertible Senior Notes due October 1, 2024 (the “Notes”) and (ii) except as set forth in the Payoff and Termination Agreement, terminate the Investment Agreement, dated as of October 1, 2018, between the Company and Orogen (the “Investment Agreement”) related to the initial issuance of the Notes and other matters set forth therein.

In accordance with the terms of the Payoff and Termination Agreement, the Company settled its outstanding obligations under the Notes by making a cash payment to Orogen of $200 million, plus accrued and unpaid interest under the Notes through, and including, August 26, 2021, and by issuing directly to Orogen 310,394 shares of the Company’s common stock, which share amount was calculated using a 20-day volume weighted average price ending on, and including, August 26, 2021. In addition, subject to certain exceptions, Orogen agreed to a 90-day lock-up with respect to the transferability of shares of the Company’s common stock issued pursuant to the Payoff and Termination Agreement.

The Company satisfied the cash payment obligation under the Payoff and Termination Agreement with cash drawn from its existing Credit Agreement, dated as of November 21, 2017 (as amended, restated, amended and restated, modified or supplemented from time to time through the date hereof, the “Credit Agreement”), by and among the Company, each other Loan Party (as defined in the Credit Agreement), Citibank N.A., as administrative agent, and certain Lenders (as defined in the Credit Agreement) party to the Credit Agreement.

As a result of settlement of the Notes, as of August 27, 2021, the Indenture governing the Notes, dated as of October 4, 2018, between the Company and Citibank, N.A., as trustee (the “Indenture”), has been satisfied and discharged in accordance with its terms.

The foregoing description is not complete and qualified in its entirety by reference to the terms of the Payoff and Termination Agreement, a copy of which is filed herewith as Exhibit 10.1.

Item 3.02.	Unregistered Sales of Equity Securities.

The issuance of shares of the Company’s common stock pursuant to the Payoff and Termination Agreement was made in a private exchange pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 3(a)(9) of the Securities Act. The information contained in Item 1.02 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01.	Other Events.

As a result of the termination of the Investment Agreement, Orogen will no longer be entitled to nominate a member of the Company’s board of directors (the “Board”). However, Orogen’s current nominee, Mr. Vikram Pandit, Chairman and Chief Executive Officer of The Orogen Group, will continue to serve on the Board, subject to the Company’s by-laws.

On August 27, 2021, the Company issued a press release announcing its entry into the Payoff and Termination Agreement, a copy of which is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

10.1	Payoff and Termination Agreement between ExlService Holdings, Inc. and Orogen Echo, LLC, dated August 27, 2021
99.1	Press Release, dated August 27, 2021.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXLSERVICE HOLDINGS, INC. (Registrant)

Date: August 27, 2021	By:	/s/ AJAY AYYAPPAN
	Name:	Ajay Ayyappan
	Title:	General Counsel and Corporate Secretary